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                                                                   EXHIBIT 99.18

                            FOURTH AMENDMENT TO THE
                              MAGMA COPPER COMPANY
                  SPECIAL EXECUTIVE DEFERRED COMPENSATION PLAN

          On January 9, 1990, Magma Copper Company (the "Company") adopted the MAGMA COPPER COMPANY SPECIAL EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan"). The Plan was subsequently amended and restated on September 4, 1990. On December 14, 1990, the Plan was again amended and restated to make changes requested by the Internal Revenue Service. The Plan was thereafter amended by the First Amendment on January 1, 1991, the Second Amendment on December 23, 1991, and the Third Amendment on January 1, 1993. By this instrument, the Company desires to further amend the Plan.

          1. This Amendment shall amend only the Sections of the Plan set forth herein, and those Sections not amended hereby shall remain in full force and effect.

          2. Section 2(C) is hereby deleted and the following Section 2(C) is hereby inserted in lieu thereof.

          "(C) "Change in Control" shall mean a change in ownership or managerial control of the stock, assets or business of the Company resulting from one (1) or more of the following circumstances:

                    (i) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided however, that a merger or consolidation effected to implement a recapitalization
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          of the Company (or a similar transaction), in which no Person other than Warburg, Pincus Capital Company, L.P., acquires thirty-five percent (35%) or more of the Company's then outstanding voting securities shall not constitute a Change in Control;

                    (ii) On or after November 11, 1994, a change in ownership of the Company through a transaction or series of transactions, such that any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities; provided that, for such purposes, any acquisition by the Company shall be disregarded; and provided further that, in the event of such a change in ownership, if Warburg, Pincus Capital Company, L.P., as of the date of such change of ownership and at all times thereafter, remains the Beneficial Ownership of a percentage interest in the Company equal to at least ten percent (10%) more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities, no Change in Control shall be deemed to have occurred unless (A) the majority of the Board serving immediately prior to such Change in Control shall deem a Change in Control to have occurred, or (B) Warburg, Pincus Capital Company, L.P., shall thereafter cease to be the Beneficial Owner of a percentage ownership interest in the Company equal to at least ten percent (10%) more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities (and in such event, the Change in Control shall be deemed to have occurred on the date Warburg, Pincus Capital Company, L.P., ceases to be the Beneficial Owner of such greater combined voting power);

                    (iii) A change in identity of a majority of the members of the Board within any twenty-four (24) month period; provided however, if such a change in the identity of the members of the Board occurs following the acquisition of fifty-one percent (51 %) or more of the Company's then outstanding voting securities by Warburg, Pincus Capital Company, L.P., no Change in Control shall be deemed to have occurred if such change of Board membership was approved in writing (or by an approved written resolution) by a majority of the Board and of the Management Executive Committee serving immediately prior to such change of Board membership;

                    (iv) The approval by the Board (or by the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) of an agreement for the sale or disposition

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          of all or substantially all of the Company's assets or a
          sale/leaseback of all or substantially all of the Company's assets (with or without a purchase option);

                    (v) A transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement where the Company's resulting interest is or becomes fifty percent (50%) or less;

                    (vi) The Board (or the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company; or

                    (vii) The execution or approval by the Board of any agreement, the consummation of which would result in one of the foregoing.

          For purposes of this Section 2(C), the term "Beneficial Owner" shall have the same meaning as the term is given in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the term "Person" shall have the meaning given the term when used in sections 13(d) and 14(d) of such act. The term "Management Executive Committee" shall mean a committee appointed in writing by the then-acting Chief Executive Officer of the Company, comprised of such corporate officers and additional key employees of the Company as the Chief Executive Officer shall appoint from time to time. The Chief Executive Officer may remove any member of the Management Executive Committee by notice in writing delivered to such member and to the other members of Management Executive Committee.

     3. A new final paragraph to Article Four, Eligibility and Participation, is hereby added, to provide as follows:

               In addition to regular deferral described above, a Participant who is also a participant in the Magma Copper Company 1993 Long Term Incentive Plan may, prior to the date an award under Magma Copper Company 1993 defer all or a portion of such award. Such deferral may be made by a separate deferral election form applicable only to the award under such plan. The form of payment of such deferral and the eligible Beneficiary, in the case of the Participant's death, shall be determined pursuant to the Participant's regular deferral election form, as described in the preceding paragraphs of this Article Four.

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4.   Article Five, Deferral, is hereby amended and restated in the entirety to provide as follows:

                                  ARTICLE FIVE

                                    DEFERRAL
                                    --------

          A Participant may elect to defer payment of his base pay for services to be rendered during the following calendar year according to the Participant's Deferred Compensation Agreement. The Participant shall designate for deferral a stated dollar amount, or a designated full percentage of base pay. A Participant who is not an officer of the Company may designate a deferral amount or percentage, not to exceed six percent (6%) (or such other percentage up to one hundred percent (100%) as the Committee, in its sole and absolute discretion, may designate) of the Participant's base pay for the calendar year. A Participant who is an officer of the Company may designate a deferral amount or percentage, up to one hundred percent (100%) (or such lesser percentage as the Committee, in its sole and absolute discretion, may designate) of the Participant's base pay for the calendar year. A Participant may thereafter prospectively change, on a quarterly basis, the amount or percentage of his compensation to be deferred. Such changes must be submitted to the Committee in writing on such forms as the Committee may prescribe. Any such change shall be effective for the calendar quarter following the calendar quarter during which the notice of change is received by the Committee, and shall remain in effect until the Participant change such election. For each dollar of compensation so deferred, the Company will credit an additional dollar to the Participant's account maintained pursuant to Article Six; provided, however, that the additional amount so credited shall not exceed three percent (3%) of the Participant's base pay for the applicable calendar year.

          A Participant may elect to defer all or a designated portion of his award under the Magma Copper Company 1993 Long Term Incentive Plan. Such deferral shall be elected pursuant to a separate Deferred Compensation Agreement for each such award, and no additional contribution shall be credited by the Company on account of such deferral.

     5. Article Six, Accounting of Deferred Amounts, is hereby amended and restated in the entirety to provide as follows:

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                                  ARTICLE SIX

                         ACCOUNTING OF DEFERRED AMOUNTS
                         ------------------------------

          The Plan Administrator shall maintain an individual account under the name of each Participant on whose behalf compensation has been deferred under the Plan. Each such account shall be adjusted to reflect the compensation credited thereto, earnings credited on such compensation pursuant to Article Seven and any payment of such amounts hereunder. Each account shall be credited with earnings computed pursuant to Article Seven as of the last day of each calendar quarter; provided, however, that in the event and to the extent an award under the Magma Copper Company 1993 Long Term Incentive Plan is payable in stock of the Company and is deferred pursuant to this Plan, such Company stock shall be credited under a special account in the Participant's name under this Plan, and the amount credited to such account shall not be subject to "investment options" under Article Seven, and shall remain denominated in Company stock. Such account shall be payable in Company stock at the time of distribution.

          The establishment and maintenance of a separate account for each Participant shall not be construed as giving any person an interest in assets of the Company or of any subsidiary of the Company, or a right to payment other than as provided hereunder. Benefits hereunder shall constitute an unsecured general obligation of the Company, but the Company may create reserves, funds and/or provide for amounts to be held in trust on the Company's behalf under the Trust Fund. Payment of benefits may be made by the Company, the Trust Fund or through a service or benefit provider to the Company or such Trust Fund.

     6. Article Ten, Financial Necessity Distributions, is hereby amended and restated in the entirety to provide as follows:

                                  ARTICLE TEN

                 FINANCIAL NECESSITY AND ELECTIVE DISTRIBUTIONS
                 ----------------------------------------------

               Upon application by the Participant, the Plan Administrator may direct payment of all or a portion of amounts credited to the account of a Participant prior to his separation from employment in the event of Unforeseeable

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     Hardship. Any such application must set forth the circumstances constituting such Unforeseeable Hardship. Notwithstanding the foregoing, the Plan Administrator may not direct payment of any amounts credited to the accounts of a Participant to the extent that such emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Participant's assets, to the extent that such liquidation would itself not cause severe financial hardship; or
     (c) by cessation of deferrals under the Plan. Any distribution due to Unforeseeable Hardship shall only be permitted to the extent reasonably needed to satisfy such hardship, and shall be made in the sole discretion of the Plan Administrator, both with respect to the determination as to whether an Unforeseeable Hardship exists and as to the amount distributable.

          During any calendar year a Participant may withdraw up to 100% of his or her account balance existing as of December 31 of the immediately preceding calendar year, without demonstrating Unforeseeable Hardship. A Participant who makes an election to withdraw any amount without demonstrating Unforeseeable Hardship shall forfeit 10% of the amount withdrawn. Distribution of withdrawals shall be made as soon as practicable after the request for withdrawal is received by the Plan Administrator, except that amounts deferred in the immediately preceding calendar year will not be paid before March 16. All forfeited amounts shall be removed from the Participant's account balance and shall be retained by the Company.

     7. The following paragraph is hereby inserted at the end of Article Six, to be the final paragraph thereof.

          In the event of a "Change in Control," as defined in Section 2(C), the Company will transfer to the Trustee of the Trust Fund an amount equal to the present value of the liability for benefits accrued to the date of the Change in Control pursuant to Articles Five, Six and Seven, less amounts already contributed to the Trust Fund. The present value of such benefits as of such date shall be determined by the firm serving as the Company's regular actuarial consultant prior to the Change in Control or such other firm as may be designated by the members of the board who constituted the Board of Directors immediately prior to the Change in Control, using such assumptions as were used in computing such liabilities for financial reporting purposes by such actuarial consultants. Such transfer shall be made not later than thirty (30) days after the date of such Change in Control.

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     8.   Except as amended by this Fourth Amendment, which is effective as of
January 1, 1995, the Company ratifies the terms of the Plan, as previously amended.


 Dated                     , 1995.

                              MAGMA COPPER COMPANY


                              By:  ____________________________
                                   Its:  ________________________

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